Exhibit 5.10

March 6, 2014

Generations Behavioral Health-Geneva, LLC

Ohio Hospital for Psychiatry, LLC

Shaker Clinic, LLC

Ten Lakes Center, LLC

830 Crescent Centre Drive, Suite 640

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special Ohio counsel to Generations Behavioral Health-Geneva, LLC (“GBHG”), Ohio Hospital for Psychiatry, LLC (“OHP”), Shaker Clinic, LLC (“SC”) and Ten Lakes Center, LLC (“TLC”, and together with GBHG, OHP and SC, being referred to herein collectively as the “Ohio Guarantors”, and each individually as an “Ohio Guarantor”), in connection with the proposed guarantee from each of the Ohio Guarantors, along with the other guarantors under the Indenture (as hereinafter defined), of $150,000,000 in aggregate principal amount of 6.125% Senior Notes due 2021 (the “Exchange Notes”) to be issued by Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about March 6, 2014, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Company under the Exchange Notes will be guaranteed by the Ohio Guarantors (the “Guarantees”), along with other guarantors. The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture, dated as of March 12, 2013 (the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee. Capitalized terms not otherwise defined herein shall have the respective meaning assigned to such terms in Exhibit A attached hereto.

Except as described in this letter, we are not generally familiar with the Ohio Guarantors’ businesses, records, transactions, or activities. Our knowledge of their businesses, records, transactions, and activities is limited to the information that is set forth below and on Exhibit A and the Transaction Documents and the Authorization Documents (as hereinafter defined). We have examined copies, certified or otherwise identified to our satisfaction, of the documents listed in the attached Exhibit A, which is made a part hereof. For the purposes of this opinion, the documents listed as items 1 through 3 in Exhibit A are hereinafter referred to collectively as the “Transaction Documents” and the documents listed as items 4 through 9 in Exhibit A are hereinafter referred to collectively as the “Authorization Documents”.

In rendering our opinion, we also have examined such certificates of public officials, organizational documents and records and other certificates and instruments as we have deemed

Ohio Guarantors

March 6, 2014

necessary for the purposes of the opinion herein expressed and, with your permission, have relied upon and assumed the accuracy of such certificates, documents, records and instruments. We have made such examination of the laws of the State of Ohio (the “State”) as we deemed relevant for purposes of this opinion, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the laws of the State.

We have relied upon and assumed the truth and accuracy of the factual representations, certifications and warranties made in the Transaction Documents and the Authorization Documents, and have not made any independent investigation or verification of any factual matters stated or represented therein; provided, however, that such reliance and assumption would not be applicable to the extent we have actual knowledge that any such representation, certification or warranty made by any Ohio Guarantor is in any material way inaccurate or incorrect. Whenever our opinion or confirmation herein with respect to the existence or absence of facts is indicated to be based upon our knowledge or belief, it is intended to signify that, during the course of our representation of the Ohio Guarantors no information has come to the attention of the attorneys who participated in the representation which would give us actual knowledge of the existence or absence of such facts. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts or circumstances or the assumed facts set forth herein, we accept no responsibility to make any such investigation, and no inference as to our knowledge of the existence or absence of such facts or circumstances or of our having made any independent review thereof should be drawn from our representation of the Ohio Guarantors. Our representation of the Ohio Guarantors is limited to the transactions contemplated by the Transaction Documents and other matters specifically referred to us by the Ohio Guarantors.

In rendering this opinion letter to you, we have assumed with your permission:

(a) Each document we have reviewed (including the Transaction Documents and the Authorization Documents) is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, no such document has been amended, altered, revoked or otherwise modified, and all signatures on each such document are genuine.

(b) The documents that have been or will be executed and delivered in consummation of the transactions contemplated by the Transaction Documents are or will be identical in all material and relevant respects with the copies of the documents we have examined and on which this opinion is based.

(c) Each party to the Transaction Documents (other than the Ohio Guarantors) (i) has been organized, is validly existing, and where applicable is in good standing under its jurisdiction of formation, (ii) has full power and authority to enter into, execute, deliver,

Ohio Guarantors

March 6, 2014

receive and perform each of the Transaction Documents, and (iii) unless otherwise expressly stated, is qualified, to the extent that qualification is necessary, and authorized to do business in the State.

(d) The entry into, execution, delivery, receipt, and performance of the Transaction Documents by each of the parties thereto (other than the Ohio Guarantors) has been duly authorized by all requisite action on the part of such parties.

(e) The Transaction Documents constitute the valid, legal, binding and enforceable obligations of the parties thereto in accordance with the terms thereof under the law governing the Transaction Documents as set forth therein.

(f) Each of the Transaction Documents has been appropriately executed and delivered (other than by the Ohio Guarantors), with all appropriate schedules and exhibits attached and all blanks appropriately filled in.

(g) All terms and conditions of, or relating to, the transactions described in the Transaction Documents are correctly and completely contained in the Transaction Documents, and the Transaction Documents have not been amended or modified by oral or written agreement or by conduct of the parties thereto.

(h) Each public authority document is accurate, complete and authentic and all official public records (including their proper indexing and filing) furnished to or obtained by us, electronically or otherwise, were accurate, complete and authentic when delivered or issued and remain accurate, complete and authentic as of the date of this opinion letter.

(i) Each Ohio Guarantor has received value in exchange for its Guarantees.

(j) The execution and delivery of the Transaction Documents by all parties thereto will be free of intentional or unintentional mistake, misrepresentation, concealment, fraud, undue influence, duress or criminal activity.

(k) Each party to the Transaction Documents (other than the Ohio Guarantors) have complied with all legal requirements pertaining to their status as such status relates to their rights to enforce the Transaction Documents against the Ohio Guarantors.

Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that:

1. Each Ohio Guarantor is a limited liability company existing under the laws of, and is in full force and effect with, the State.

Ohio Guarantors

March 6, 2014

2. Each Ohio Guarantor has the limited liability company power and authority to enter into and to perform its obligations under the Indenture and the Guarantees.

3. Each Ohio Guarantor has duly authorized, executed and delivered the Indenture and has duly authorized the Guarantees.

4. The execution and delivery of the Indenture and the Guarantees by each Ohio Guarantor and the performance by each Ohio Guarantors of its obligations thereunder (a) do not and will not conflict with, contravene, violate or constitute a default under its Articles of Organization or Operating Agreement, or (b) neither is prohibited by, nor subjects any Ohio Guarantor to a fine, penalty or other similar sanction under, any statute or regulation directly applicable to the Indenture, the Guarantees or the transactions contemplated thereby.

5. No consent, approval, authorization or order of any State court or governmental authority was required in connection with the execution and delivery of the Indenture by each Ohio Guarantor or is required for the issuance by each Ohio Guarantor of the Guarantees.

Each of the opinions set forth above is limited by its terms and subject to the assumptions hereinabove stated and is further subject to the following qualifications, exceptions and limitations, none of which shall limit the generality of any other assumption, qualification, exception or limitation:

A. We express no opinion and make no statements concerning or with respect to any statutes, ordinances, administrative decisions, rules, and regulations of counties, towns, municipalities, and special political subdivisions.

B. Without limiting the generality of any other exception, limitation or qualification, (i) the opinions set forth herein are limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein, and (ii) we express no opinion in this letter with respect to (a) federal or state (including the State) securities, tax, antitrust or unfair competition laws and regulations, (b) the application of any law, statute, rule or regulation relating to the environment, health or safety; (c) any law, statute, rule, or regulation that may apply to any party as a result of its activities in the State that are not directly related to the transactions contemplated by the Transaction Documents; (d) federal or state (including the State) laws and regulations concerning filing and notice requirements (e.g., Hart-Scott-Rodino and Exon-Florio); (e) compliance with fiduciary duty requirements; (f) federal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws; and (g) other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

Ohio Guarantors

March 6, 2014

C. Your attention is called to Ohio Revised Code Sections 2905.21(H)(1) and 2905.22 which prohibit as criminal usury the taking of interest at any rate in excess of 25% per annum, unless otherwise authorized by law; although Ohio Revised Code Section 1343.01(B)(1) may constitute such authorization, no opinion is expressed herein that the taking of interest in excess of 25% per annum would not be criminal usury under such sections.

D. The opinions set forth in paragraph 1 above relative to the existence under the law of, and full force and effect with, the State of each Guarantor are based only upon its Certificate of Full Force and Effect.

E. The effect of the Transaction Documents may be limited or otherwise affected if: (i) any Ohio Guarantor was or is rendered “insolvent”, as that term is defined under Section 548 of the United States Bankruptcy Code, at the time the Transaction Documents were executed or performed, or as a result of their execution or performance; (ii) any Ohio Guarantor will not directly or indirectly benefit from the extension of credit under the Transaction Documents; and (iii) legally adequate consideration has not been received by any Ohio Guarantor in exchange for the transfers made and obligations incurred in connection with the transactions contemplated by the Transaction Documents and the delivery of the Transaction Documents.

F. The opinions set forth herein relating to the Transaction Documents are limited to only the provisions actually contained in the Transaction Documents, and do not extend to any provisions incorporated into any of the Transaction Documents by reference to any other document(s).

G. As used herein, as to each Ohio Guarantor, the phrases “limited liability company power and authority” and “duly authorized” refer and are limited to (a) the Ohio Limited Liability Company Act [Ohio Revised Code Chapter 1705], (b) its Articles of Organization, (c) its Operating Agreement and (d) its Resolutions.

H. Applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and transfer and other similar laws, and judicially developed doctrines relevant to any of the foregoing laws, affecting creditors’ rights generally, and the discretion of the court before which any proceeding therefor may be brought.

I. Limitations and exceptions which may arise under general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including limitations as to the availability of specific equitable remedies (such as the remedy of specific performance).

J. This opinion letter covers only law that a lawyer in the jurisdictions whose law is being covered by this opinion letter exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Ohio Guarantors, the Indenture, and the Guarantees.

Ohio Guarantors

March 6, 2014

This opinion constitutes our professional opinion as to certain legal consequences of, and the applicability of certain laws to, the various documents, instruments and other matters specifically referred to herein. It is not, however, a guaranty and should not be construed as such. We express no opinion other than as hereinbefore expressly set forth. No expansion of the opinions expressed herein may or should be made by implication or otherwise.

Without our prior written consent, no reproduction or further distribution of, and no reference to, this opinion may be made to any person or entity other than (i) you, (ii) in connection with a review of the Transaction by regulatory authorities having jurisdiction over you for the purpose of confirming the existence of this opinion letter, (iii) your counsel and auditors, (iv) pursuant to an order of a court, or (v) in connection with the assertion of a defense as to which this opinion letter is relevant and necessary. This opinion letter is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes in, or new developments that might affect, any matters or opinions set forth herein.

In addition, (i) Waller Lansden Dortch & Davis, LLP may rely upon this opinion in connection with its opinion addressed to the Company, filed as Exhibit 5.1 to the Registration Statement, to the same extent as if it were an addressee hereof; and (ii) we hereby consent to the filing of this opinion with the Commission as Exhibit 5.10 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ ICE MILLER LLP
ICE MILLER LLP

EXHIBIT A

LIST OF DOCUMENTS REVIEWED

1.	Executed copy of the Indenture.

2.	Executed copy of the Registration Statement.

3.	Executed copy of the Registration Rights Agreement, dated as of March 12, 2013, among the Company, the Ohio Guarantors, the other guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

4.	Secretary’s Certificate of each Ohio Guarantor as of the date of the Secretary’s Certificate as set forth on Schedule A.

5.	The Articles of Organization, as may be amended (the “Articles of Organization”), of each Ohio Guarantor filed with the Secretary of State of the State of Ohio, as certified by the Secretary of each such Ohio Guarantor as of the date of the Secretary’s Certificate as set forth on Schedule A, to be a true and complete copy of the Articles of Organization of each such Ohio Guarantor as of such date.

6.	The Amended and Restated Operating Agreement (the “Operating Agreement”) of each Ohio Guarantor, as certified by the Secretary of each such Ohio Guarantor as of the date of the Secretary’s Certificate as set forth on Schedule A, to be a true and complete copy of the Operating Agreement of each such Ohio Guarantor as of such date.

7.	Resolutions (the “Resolutions”) of the sole member of each Ohio Guarantor with respect to the Indenture and the Guarantees, among other matters, as certified by the Secretary of each such Ohio Guarantor as being in effect as of the date of the Secretary’s Certificate as set forth on Schedule A.

8.	A listing of duly elected, qualified and acting officers of each Ohio Guarantor as of date of the Secretary’s Certificate as set forth on Schedule A, together with a true signature of each such officer, as certified by the Secretary of each Ohio Guarantor as of the date of the Secretary’s Certificate as set forth on Schedule A.

9.	Certificate of Full Force and Effect (each a “Certificate of Full Force and Effect”) for each Ohio Guarantor issued by the Secretary of State of the State, dated as set forth on Schedule A.

SCHEDULE A

Name of Ohio Guarantor	Date of Secretary’s Certificate	Date of Certificate of Full Force and Effect issued by Secretary of State of the State of Ohio

Generations Behavioral Health-Geneva, LLC	March 6, 2014	February 18, 2014

Ohio Hospital for Psychiatry, LLC	March 6, 2014	February 18, 2014

Shaker Clinic, LLC	March 6, 2014	February 18, 2014

Ten Lakes Center, LLC	March 6, 2014	February 18, 2014